Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of Maverick Oil and Gas, Inc. (formerly Waterloo Ventures Inc.) on Form S-1 of our Report, dated October 29, 2003, on the balance sheet of Maverick Oil and Gas, Inc. (formerly Waterloo Ventures Inc.) as at August 31, 2003, and the related statements of operations, cash flows and stockholders’ equity for the year ended August 31, 2003 and for the cumulative period from June 18, 2002 (date of inception) to August 31, 2003.

Vancouver, Canada
July 20, 2006

“Morgan & Company”
Chartered Accountants